UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

California Water Service Group
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 15, 2012

Re:
California Water Service Group
2012 Annual Meeting of Stockholders—May 22, 2012
Proposal No. 2—Advisory Vote to Approve Executive Officer Compensation

Dear Stockholder:

        We are writing to ask you to support the Board of Directors' recommendation and vote FOR the Say on Pay Proposal, Proposal No. 2, in the Company's Proxy Statement (the "Proxy") for the California Water Service Group 2012 Annual Meeting of Stockholders, scheduled for May 22, 2012. We believe our shareholders recognized the appropriateness of our compensation program with their 94% approval of last year's Say on Pay proposal. The design of the compensation program has not changed in any material way since the positive vote in 2011.

        We are pleased that a leading proxy advisory firm, Glass, Lewis & Co., Inc., has recommended votes "For" the Say on Pay Proposal. Unfortunately, another proxy advisory firm, Institutional Stockholder Services Inc. (ISS), has recommended votes against Proposal No. 2.

        The Board of Directors strongly disagrees with ISS for the following reasons:

  1.
  Our pay structure reflects our regulated business model.

  2.
  The metric that ISS uses in its pay for performance calculation is not the sole metric by which investors view our company and the utility sector more generally.

  3.
  The peer group that the Company uses to determine competitive compensation levels more accurately reflects the Company's business than the peer group that ISS uses.

  4.
  The increase in our CEO's compensation shown in the Summary Compensation Table in the Proxy is largely driven by an increase in pension liabilities that resulted from a change in market interest rates that we are required to use under GAAP in calculating the value of those liabilities.

Our Pay Structure Reflects Our Regulated Business Model

        ISS criticizes us for a lack of performance-based compensation. Historically, the Compensation Committee has not used annual bonuses or other types of short-term incentive plans, rather has chosen to use long-term incentives to align executive compensation with long-term results. The Compensation Committee is mindful that as a holding company for water regulated utilities, financial performance is significantly dependent upon regulatory actions. In addition, there is no rate recovery mechanism for incentive compensation, so that any costs associated with such plans must be paid solely by the shareholders and not recovered in rates.

ISS Uses a Sole Metric to Measure Performance

        ISS expresses concern with the alignment of our CEO's pay and performance based primarily on a comparison of ISS calculated total shareholder return for us to that of an ISS selected peer group. We do not believe that ISS's total shareholder return is the sole metric by which investors view our company and the utility sector, as it is heavily influenced by stock price changes. Instead, we believe that investors in the utility sector are focused on low volatility and risk exposure as well as dividend growth and dividend yields, in addition to share price. When looking at these other factors, we believe that our performance is strong compared to that of our peers and the broader market. For example, our dividend has increased every year for the past 46 years. In particular, we increased our dividend by 3.4% during 2011 and by 2.4% in 2012. Currently, California Water Service Group's dividend yield is 3.6%, or approximately 20% higher than the other major multi-state water utilities.

ISS Uses an Inappropriate Peer Group

        ISS notes a concern with respect to the alignment of our CEO's pay and our performance compared to a peer group of companies that it has selected. The ISS peer group includes several power generation utilities and gas utilities subject to different rate recovery mechanisms and thus inappropriate as comparators in measuring company performance. Moreover, this peer group is different than the one that the Compensation Committee uses to determine competitive compensation levels after receiving advice from the committee's independent compensation consultant. We do not believe investors view the ISS peer group as comparable to our water production and distribution business.

ISS Fails to Adequately Consider the Change in Market Interest Rates that Is the Main Driver Our CEO's Reported Pay Increase

        ISS asserts that there is a "pay for performance" disconnect as a result of an increase in our CEO's pay from 2010 to 2011 both in absolute terms and relative to the ISS peer group. However, as ISS notes in its report, nearly two-thirds of the reported increase in CEO compensation is a result of an increase in the disclosed value of his pension liabilities due to changes in market interest rates that we are required to use under GAAP in calculating the value of those liabilities. While ISS acknowledges this fact, it nonetheless asserts a "pay for performance" disconnect due to increases in CEO compensation.

        We believe that it is more useful to investors to focus on the actual changes in our CEO's compensation, rather than the ups and downs of pension plan accounting that result solely from changes in market interest rates. If you exclude the change to the accounting value of our CEO's pension plan liabilities, our CEO's compensation in 2011 increased by 7%, not the 31% asserted by ISS. We note that this 7% increase came in a year in which we achieved many important strategic, corporate and financial objectives, including implementing a new Procure-to-Pay system, successfully managing costs, improving customer service, and successfully completing the California General Rate Case (as described in more detail in the Proxy).

Conclusion

        In considering your vote, please review the Compensation Discussion and Analysis beginning in p. 19 of the Proxy and consider the information in this letter. The Board of Directors believes that our CEO's pay is appropriate compared to that of the CEOs at our peer companies taking into account our performance with respect to the criteria on which investors judge us. For these reasons, we strongly urge you to vote "For" the advisory resolution to approve executive compensation (Proposal No. 2).

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR THE ADVISORY RESOLUTION TO APPROVE
EXECUTIVE OFFICER COMPENSATION (PROPOSAL NO. 2)